Exhibit 11


                                     January 7, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Exhibit 11, Form N-14
                  Calvert Municipal Intermediate Fund, Inc.
                  811-6525 and 33-44968

                  First Variable Rate Fund for Government Income
                  2-56809 and 811-2633


Ladies and Gentlemen:

As counsel to the Calvert Municipal Intermediate Fund, Inc., (the "Fund"), it is my opinion, based upon an examination of the Funds' Articles of Incorporation and By-Laws and such other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Registration Statement on Form N-14 will, when sold, be legally issued, fully paid and non-assessable.

Similarly, as counsel to the First Variable Rate Fund for Government Income (the "Trust"), it is my opinion, based upon an examination of the Trust's Declaration of Trust and By-Laws and such other original or photostatic copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Registration Statement on Form N-14 will, when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this opinion of counsel with the Securities and Exchange Commission as an Exhibit to this Registration Statement.



Sincerely,


/s/ Ivy Wafford Duke
Ivy Wafford Duke
Assistant Counsel